Form of Letter of Transmittal

Exhibit C

Letter of Transmittal

Regarding Limited Partner Interests in

Morgan Stanley Institutional Fund of Hedge Funds LP

Tendered Pursuant to the Offer to Purchase

Dated January 11, 2019

This Letter of Transmittal Must Be

Received by Morgan Stanley Institutional Fund of Hedge Funds LP

by February 12, 2019.

Withdrawal Rights Will Expire

at 12:00 Midnight, Eastern time, on

March 27, 2019, Unless the Offer Is Extended.

Complete this Letter of Transmittal, and Return or Deliver to

Morgan Stanley Institutional Fund of Hedge Funds LP:

c/o Morgan Stanley Alternative Investment Partners LP

100 Front Street, Suite 400

West Conshohocken, Pennsylvania 19428-2881

Attn: Gina Panchella

For additional information:

Phone: (610) 260-7600

Fax: (212) 507-8307

Ladies and Gentlemen:

The undersigned hereby tenders to Morgan Stanley Institutional Fund of Hedge Funds LP, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the “Fund”), the limited partner interest (or portion thereof) in the Fund (the “Interest”) held by the undersigned, described and specified below, on the terms and conditions set out in the offer to purchase, dated January 11, 2019 (the “Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal. The Offer to Purchase and this Letter of Transmittal are subject to all the terms and conditions set out in the Offer to Purchase, including without limitation the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Interest tendered pursuant to this Letter of Transmittal. The undersigned warrants that it has full authority to sell the Interest tendered hereby and that the Fund will acquire good title to the Interest, free and clear of all liens, charges, encumbrances, conditional sales agreements, or other obligations relating to this sale, and not subject to any adverse claim, when, and to the extent that, the Interest is purchased by the Fund. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer to Purchase.

The undersigned recognizes that, under certain circumstances set out in the Offer to Purchase, the Fund may not be required to purchase any or all of the Interest tendered hereby.

A non-interest bearing, non-transferable promissory note for the value of the purchased Interest will be mailed to the undersigned. The initial payment of the purchase amount for the Interest tendered by the undersigned will be made by wire transfer of funds to an account designated by the undersigned in this Letter of Transmittal.

The promissory note will also reflect the “Post-Audit Payment” portion of the purchase amount, if any, as described in Section 7 of the Offer to Purchase. Any Post-Audit Payment of cash due pursuant to the promissory note will also be made by wire transfer of funds to the undersigned’s account as provided herein. The undersigned recognizes that the amount of the initial payment of the purchase amount for its Interest will be based on the unaudited net asset value of the Fund as of March 29, 2019, subject to an extension of the offer as described in Section 8 of the Offer to Purchase.

The Post-Audit Payment portion of the purchase amount, if any, will be determined upon completion of the audit of the Fund’s financial statements, which is anticipated to occur no later than 60 days after December 31, 2019, the Fund’s fiscal year-end. The Post-Audit Payment will be payable promptly after the completion of the Fund’s next annual audit.

All authority conferred, or agreed to be conferred, in this Letter of Transmittal will survive the death or incapacity of the undersigned, and the obligation of the undersigned hereunder will be binding on the heirs, personal representatives, successors, and assigns of the undersigned. Except as stated in Section 6 of the Offer to Purchase, this tender is irrevocable.

PLEASE FAX OR MAIL TO: Morgan Stanley Institutional Fund of Hedge Funds LP, c/o Morgan Stanley Alternative Investment Partners LP, 100 Front Street, Suite 400, West Conshohocken, Pennsylvania 19428-2881. FOR ADDITIONAL INFORMATION, you may call the Fund at (610) 260-7600 or send a fax to the Fund at (212) 507-8307.

PART 1. NAME, ADDRESS, AND OTHER CONTACT INFORMATION:

Name of Limited Partner:

Social Security No. or Taxpayer Identification No.:

Telephone Number:

Account Number:

PART 2. AMOUNT OF INTEREST WHICH LIMITED PARTNER WOULD LIKE TO TENDER:

NOTE:

Any difference between a limited partner’s maximum desired tender amount and the amount of the limited partner’s tender accepted by the Fund pursuant to the Offer to Purchase is NOT automatically carried forward as a tender request by the limited partner for the next subsequent tender offer. Rather, the limited partner, if it still wishes to request that the Fund purchase Interests in the amount of that differential, must submit another tender request pursuant to the terms of a subsequent tender offer.

Undersigned’s Desired Tender Amount

☐	All of the undersigned’s Interest.

☐	That amount of the undersigned’s Interest having the following dollar value:*

$

☐	That amount of the undersigned’s Interest whose value is in excess of the minimum initial investment applicable for the Fund.

*

Limited Partners desiring to tender Interests for purchase by the Fund should keep in mind that the Fund reserves the right to repurchase all of a Limited Partner’s Interest at any time if the aggregate value of such Limited Partner’s Interest is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Fund. This right to repurchase Interests compulsorily may be a factor which Limited Partners may wish to consider when determining the extent of any tender for purchase by the Fund.

PART 3. CASH PAYMENT AND PROMISSORY NOTE:

Cash Payment

Cash payments will be wire transferred to the following account:

Name of Bank
Address of Bank
ABA Number
Account Number
Name Under Which Account is Held

Promissory Note

The promissory note reflecting both the initial payment and the Post-Audit Payment portion of the purchase amount, as applicable, will be mailed directly to the undersigned at the address of the undersigned as maintained in the books and records of the Fund.

PART 4. SIGNATURE(S):

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:	FOR OTHER INVESTORS:

Signature	Print Name of Investor
(SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON APPLICATION FORM UPON PURCHASE OF SHARES)

Print Name of Investor	Signature
(SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON APPLICATION FORM UPON PURCHASE OF SHARES)

Joint Tenant Signature if necessary	Print Name of Signatory and Title
(SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON APPLICATION FORM UPON PURCHASE OF SHARES)

Print Name of Joint Tenant	Co-Signatory if necessary
(SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON APPLICATION FORM UPON PURCHASE OF SHARES)

Print Name and Title of Co-Signatory

Date: ________________________